Kewaunee Scientific Announces Results for Second Quarter

STATESVILLE, N.C., December 3, 2009 /PRNewswire-/ -- Kewaunee Scientific Corporation (Nasdaq: KEQU - News) today announced the financial results for its second quarter ended October 31, 2009.

Net earnings for the quarter were $1,352,000, or $0.53 per diluted share.  Earnings were unfavorably impacted by an after-tax increase in pension expense of $179,000, or $0.07 per diluted share, as compared to the second quarter last year.  Net earnings for the second quarter last year were $1,464,000, or $0.57 per diluted share.  Current quarter net earnings reflect strong sales and earnings from domestic operations, lower manufacturing costs, and improved operational efficiencies.

Net earnings for the six months ended October 31, 2009 were $2,423,000, or $0.95 per diluted share. Earnings for the six months were unfavorably impacted by an after-tax increase in pension expense of $314,000, or $0.12 per diluted share, as compared to the same period last year. Net earnings for the same period last year were $2,445,000, or $0.95 per diluted share.  The increases in pension expense for the quarter and six months of the current year primarily resulted from last year’s decline in the market value of pension investments.

Sales for the quarter were $27,088,000, a decrease of 2% from sales of $27,732,000 in the second quarter of last year. Domestic operations sales were a record $24,713,000, up 4% from sales of $23,786,000 in the second quarter last year.  International operations sales, which continue to be impacted by a slowdown in Asia of construction activity, were $2,375,000, as compared to sales of $3,946,000 the second quarter last year.

The order backlog increased to a record $65.2 million at October 31, 2009, up from $60.7 million at July 31, 2009 and $61.6 million at October 31, 2008.

Sales for the six months ended October 31, 2009 were $53,337,000, slightly above sales of $53,127,000 in the same period last year.  Domestic operations sales increased to $48,071,000, up 7% from sales of $44,799,000 in the same period last year.  International operations sales were $5,266,000, as compared to sales of $8,328,000 in the same period last year.

The Company's balance sheet remains strong. Working capital increased to $20,880,000 at October 31, 2009, up from $17,410,000 at the end of the same period last year. Cash on hand was $3,057,000, up from $2,690,000 at the end of the same period last year.  Bank borrowings and capital lease obligations totaled $5,647,000, as compared to $5,557,000 at October 31, 2008, and the debt-to-equity ratio was .19-to-1, as compared to .23-to-1.

“The second quarter was another excellent quarter for in-coming orders, sales, and earnings,” said William A. Shumaker, President and Chief Executive Officer.  “The order backlog at the end of the quarter was a record, sales were the second highest in the Company’s history, and earnings were the third highest.  Our domestic operations had an outstanding quarter with record sales, as we continue to see many good opportunities, particularly for larger construction projects.  Activity for smaller projects was also good, with demand varying by geographic area and market segment.

“I am particularly pleased with the progress we made during the quarter in the international arena, as we were awarded several large orders.  One of these is a major project for a prestigious research university in Saudi Arabia, one of the Middle East areas we have targeted as important growth markets for the Company.  Although our international business continues to be impacted by a softer Asian marketplace, we are quoting and winning an increasing number of projects.

“As we consider the months that lie ahead, we expect our forward progress to continue during the second half of the fiscal year, aided by our strong order backlog and improved manufacturing efficiencies, subject as usual to uncertainties such as the global economic slowdown.”

Kewaunee Scientific Corporation is a recognized leader in the design, manufacture, and installation of scientific and technical furniture. The Company's corporate headquarters are located in Statesville, North Carolina. The Company's manufacturing facilities are located in Statesville and Bangalore, India. The Company has subsidiaries in Singapore and Bangalore that serve the Asian and Middle East markets. Kewaunee Scientific's website is located at http://www.kewaunee.com.

Certain statements in this release constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could significantly impact results or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, economic, competitive, governmental, and technological factors affecting the Company’s operations, markets, products, services, and prices.

Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	October 31		October 31
	2009	2008	2009	2008

Net sales	$27,088	$27,732	$53,337	$53,127
Cost of products sold	20,878	21,713	41,363	41,757
Gross profit	6,210	6,019	11,974	11,370
Operating expenses	3,796	3,858	7,942	7,444
Operating earnings	2,234	2,161	4,032	3,926
Other expense	--	(1)	--	(39)
Interest expense	(39)	(93)	(80)	(182)

Earnings before income taxes	2,195	2,067	3,952	3,705
Income tax expense	751	566	1,340	1,107

Net earnings	1,444	1,501	2,612	2,598

Less: net earnings attributable to
the noncontrolling interest	(92)	(37)	(189)	(153)

Net earnings attributable to
Kewaunee Scientific Corporation	$1,352	$1,464	$2,423	$2,445

Net earnings per share attributable to
Kewaunee Scientific Corporation stockholders
Basic	$0.53	$0.57	$0.95	$0.96
Diluted	$0.53	$0.57	$0.95	$0.95

Weighted average number of common
shares outstanding (in thousands)
Basic	2,560	2,555	2,558	2,553
Diluted	2,571	2,562	2,564	2,566

Condensed Consolidated Balance Sheets
(in thousands, except per share data)

	October 31	April 30
	2009	2009
	(unaudited)
Assets
Cash and cash equivalents	$2,596	$3,559
Restricted cash	461	456
Receivables, less allowances	26,660	24,526
Inventories	8,117	7,839
Prepaid expenses and other current assets	1,700	1,165
Total current assets	39,534	37,545
Net property, plant and equipment	12,392	11,369
Other assets	4,098	3,615
Total Assets	$56,024	$52,529

Liabilities and Stockholders’ Equity
Short-term borrowings	$5,370	$5,720
Current obligations under capital leases	100	220
Accounts payable	7,410	8,812
Other current liabilities	5,774	3,911
Total current liabilities	18,654	18,663
Other non-current liabilities	6,548	5,607
Total liabilities	25,202	24,270
Noncontrolling interest	1,576	1,306
Kewaunee Scientific Corporation equity	29,246	26,953
Total equity	30,822	28,259
Total Liabilities and Equity	$56,024	$52,529

Contact:	D. Michael Parker
704/871-3290